Exhibit 99.17

Section G

THE QUÉBEC ECONOMY: RECENT DEVELOPMENTS AND OUTLOOK FOR 2023 AND 2024

Summary			G.3

1.	Québec’s economic situation in 2023 and 2024		G.13

	1.1	Economic activity will slow before a return to more sustained growth	G.13
	1.2	Domestic demand will remain the main growth driver	G.15
	1.3	The slowdown in the economy and the aging population will curb hiring	G.16
	1.4	Households will exercise caution	G.19
	1.5	The residential sector is hit by successive interest rate hikes	G.20
	1.6	Non-residential investment growth will moderate	G.22
	1.7	Governments will continue to support the economy	G.24
	1.8	Export trends will be synchronized with global economic activity	G.25
	1.9	Inflation will continue to fall	G.26
	1.10	After two years of sharp increases, nominal GDP growth will be less rapid	G.28
	1.11	Forecasts comparable to those of the private sector	G.29

2.	The situation of Québec’s main economic partners		G.31

	2.1	The economic situation in Canada	G.31
	2.2	The economic situation in the United States	G.35

3.	The global economic situation		G.41

4.	Developments in financial markets		G.49

5.	Main risks that may influence the forecast scenario		G.53

G.1

Summary

In recent months, inflation and the synchronized tightening of monetary policies have slowed the expansion of economic activity in most regions. The global economy has entered a phase of slowdown.

—	Global economic growth is expected to moderate from 3.3% in 2022 to 2.4% in 2023.[1] In the United States, economic activity will weaken from 2.1% in 2022 to 0.5% in 2023.

—	In Canada, real GDP growth is expected to slow from 3.4% in 2022 to 0.8% in 2023. In Québec, economic activity is forecast to grow at 2.8% in 2022 and 0.6% in 2023.

—	In 2022 and 2023, economic growth will be stronger in Canada than in Québec. High oil prices will support production and investment in oil-producing provinces.

The year 2023 will be a year of transition. Controlling inflation will restore an environment conducive to sustainable growth as of 2024. In addition, the government is continuing the efforts of the past few years and prioritizing the economy, education, health and the environment. Thus, Québec’s real GDP growth will be 1.4% in 2024.

Inflation and rapidly rising interest rates have slowed economic growth in recent months. Accordingly, economic activity in Québec is expected to slow from 2.8% in 2022 to 0.6% in 2023.

In 2024, controlling inflation should help restore an environment conducive to sustainable growth. In Québec, real GDP growth is expected to be 1.4%.

TABLE G.1

Economic growth

(real GDP, percentage change)

	2021	2022	2023	2024
Québec	6.0	2.8	0.6	1.4
Canada	5.0	3.4	0.8	1.6
United States	5.9	2.1	0.5	1.3
World(1)	6.2	3.3	2.4	3.1
(1)	World real GDP is expressed in purchasing power parity.
Sources:	Institut de la statistique du Québec, Statistics Canada, International Monetary Fund, S&P Global, Refinitiv Datastream, Bloomberg, Eurostat and Ministère des Finances du Québec.

[1]	Unless otherwise indicated, this section reflects economic data available as at February 28, 2023.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.3

☐	The year 2023, a year of transition

The year 2023 will be a year of transition for the global economy. It will be the year in which the economy moves to a more stable environment.

—	In early 2020, the COVID-19 pandemic caused a shock of unprecedented magnitude, sending the economy into a short but deep recession.

—	Economic activity started recovering quickly. However, the sustained recovery and the imbalances between supply and demand have created an environment conducive to accelerating inflationary pressures. In addition, the war in Ukraine and fears about the global supply, of oil and grain in particular, have further supported prices.

—	Over the past year, most central banks have raised policy rates rapidly and sharply to curb demand and control inflation.

The rising cost of living and deteriorating credit conditions will weigh on global economic expansion in the coming quarters.

—	A majority of regions will experience a moderation or decline in economic activity in 2023.

—	In Québec, real GDP growth is expected to be 0.6% for the year as a whole.

However, global economic growth is forecast to accelerate toward the end of 2023.

—	Over the next few months, excess demand is expected to recede and the supply of goods and services should increase, thereby easing inflationary pressures.

—	The expected slowdown in price growth could allow some central banks to start easing monetary policy toward the end of 2023.

—	Controlled inflation and more advantageous credit conditions will encourage the resumption of growth.

—	Real GDP growth should accordingly resume. In Québec, economic activity is expected to expand by 1.4% in 2024.

Efforts to contain price increases and maintain them at a stable and predictable level will help restore an environment conducive to sustainable growth.

Budget 2023-2024
G.4	Budget Plan

■	Outlook still clouded by uncertainty

A high degree of uncertainty hangs over the economic and financial forecasts. Over the next few years, global growth will depend on the evolution of inflation and the monetary authorities’ ability to contain it.

—	Despite a slight decline, global inflation remains strong.

—	Prices could remain at high levels due in particular to the current labour shortage, which puts pressure on wages.

—	Excess demand or tight supply of commodities as well as supply chain disruptions are also among the factors that could boost upward pressure on prices.

—	Persistently high inflation could put central banks in a dilemma. Raising policy rates too high or holding them at restrictive levels for too long would have negative effects on growth. However, insufficient tightening could lead to high inflation becoming entrenched.

Moreover, the current global situation is characterized by geopolitical tensions. The intensification or worsening of these tensions could slow global economic activity more than expected.

TABLE G.2

Consumer price index

(percentage change)

	2021	2022	2023	2024
Québec	3.8	6.7	3.5	2.2
Canada	3.4	6.8	3.5	2.3
United States	4.7	8.0	3.7	2.2
World(1)	4.7	8.8	6.6	4.3
(1)	January 2023 forecast of the International Monetary Fund.
Sources:	Statistics Canada, International Monetary Fund, S&P Global and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.5

☐	The standard of living gap with Ontario continues to narrow

The Québec government has set ambitious objectives for creating wealth and increasing Québec’s economic potential.

—	To this end, major steps have been taken since the fall of 2018, particularly to enhance business productivity and promote workers’ integration and retention in the labour market.

—	These steps are paying off. They have helped improve the standard of living for Quebecers and thus reduce the wealth gap with Ontario.

The government wishes to continue on this path and intensify its efforts to close the standard of living gap between Québec and Ontario.

Historic progress toward closing the standard of living gap between Québec and Ontario since 2018

From 2015 to 2018, Québec’s average annual growth in living standards was lower than Ontario’s.

–	During that period, the increase in living standards averaged 1.3% annually in Québec, compared to 1.4% in Ontario.

However, since 2019, Québec has made substantial gains in relation to living standards.

–	With the exception of 2020, when the COVID-19 pandemic began, changes in the standard of living have been more favourable in Québec than in Ontario.

This rapid improvement has allowed Québec to narrow the existing standard of living gap with Ontario from 16.4% in 2018 to 13.7% in 2022.

Moreover, gains will continue in the closing of the standard of living gap, despite the slowdown in economic activity.

–	By 2023, the standard of living gap with Ontario is expected to narrow to 12.8%.

Standard of living

(real GDP per capita, annual percentage change and gap in percentage points)

	2015 to 2018	2018	2019	2020	2021	2022	2023	2019 to 2023
Québec	1.3	1.7	1.6	−5.8	5.7	1.7	−0.4	0.5
Ontario	1.4	1.7	0.4	−5.8	4.6	1.5	−1.1	−0.1
GAP	—	16.4	15.1	15.0	13.9	13.7	12.8	—
Note:	The Ministère des Finances du Québec does not produce a forecast for Ontario. Real GDP growth for 2022 and 2023 is the average of nine private sector institutions’ forecasts as at March 2, 2023. The population forecast in 2023 is for Canada excluding Québec.
Sources:	Institut de la statistique du Québec, Statistics Canada, Ontario Ministry of Finance and Ministère des Finances du Québec.

Budget 2023-2024
G.6	Budget Plan

■	Determinants of Québec’s economic potential

The government has set itself the objective of creating wealth and increasing Québec’s economic potential over the long term. It is by acting on the determinants of growth that the government will achieve this objective.

Population aging is a global phenomenon that is affecting economies to varying degrees. In Québec, this trend has accelerated in recent years and is expected to continue. As a result, the contribution of the pool of potential workers to economic activity growth is limited.

Labour market participation, which corresponds to the employment rate, will support growth in the coming years. However, Québec’s employment rate for the population aged 15 to 64 is at an all-time high. In addition, population aging is limiting the growth of the labour force.

—	However, there are still gains to be made by promoting higher levels of graduation and workforce training, as well as by facilitating immigrant integration into the labour market. In addition, the announced reduction in personal income taxes will encourage Quebecers to increase their participation in the labour market and stay in the workforce.

Against a backdrop of aging population and a labour shortage, productivity gains, measured by real GDP per job, offer the greatest potential for improvement to support long-term growth. However, this component will not contribute to economic growth in the short term.

—	In 2021, the strong economic recovery observed boosted productivity by 1.6%, outpacing growth for the 10 years preceding the pandemic (+0.7% on average). The slowdown in economic activity combined with the rapid changes in the labour market will have a negative impact on productivity in 2022 and 2023. Starting in 2024, the pace of productivity growth will resume a dynamic pace.

TABLE G.3

Contribution of economic growth factors in Québec

(average annual percentage change and contribution in percentage points)

	2010- 2019	2020	2021	2022	2023	2024- 2027
Real GDP	1.9	−5.0	6.0	2.8	0.6	1.5
Growth factor (contribution):
– Potential labour pool(1)	0.1	−0.1	−0.2	−0.1	0.3	0.0
– Employment rate(2)	1.0	−5.3	4.5	3.1	1.1	0.5
– Productivity(3)	0.7	0.4	1.6	−0.3	−0.9	1.0
STANDARD OF LIVING(4)	1.1	−5.8	5.7	1.7	−0.4	0.8
Note:	Totals may not add due to rounding.
(1)	The potential labour pool represents the population aged 15 to 64.
(2)	The employment rate corresponds to the total number of workers in proportion to the population aged 15 to 64.
(3)	Productivity represents real GDP per job.
(4)	Standard of living as measured by real GDP per capita.
Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.7

☐	Population aging limits the growth of the potential labour pool

Like many economies, Québec is faced with an aging population, a phenomenon that has accelerated in recent years.

—	Between 2012 and 2022, the Québec population aged 65 and over grew an average of 3.4% per year, amounting to an increase of 500 000 people over those 10 years. For its part, the population aged 15 to 64 did not grow.

—	In 2012, people aged 15 to 64 represented 68.4% of Québec’s entire population. That proportion dropped to 63.6% in 2022 and is expected to decline to 60.1% by 2032. At the same time, the demographic weight of the population aged 65 and over grew from 16.1% in 2012 to 20.8% in 2022 and is expected to rise to 25.3% in 2032.

—	Demographic trends are hard to reverse. The most recent demographic scenarios of the Institut de la statistique du Québec show that even under optimistic assumptions, the demographic weight of the population aged 65 and over continues to grow.

The population aged 15 to 64 makes up the main pool of potential workers. The decline in its demographic weight and the stagnation of the size of this group limit the growth of the labour force and increase tensions in the labour market.

CHART G.1 Demographic weight by age group in Québec	CHART G.2 Demographic weight of the population aged 65 and over in Québec
(population share, percentage)	(population share, percentage)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

Budget 2023-2024
G.8	Budget Plan

☐	Tightening of the labour pool, a challenge for Québec

Québec is confronted with the phenomenon of an aging population. In this context, increased labour market participation will be needed to support long-term economic growth.

The strong labour market raised employment rates in Québec. In 2022, employment rates in Québec rose to record highs for every cohort between the ages of 30 and 64.

—	In addition, the employment rates for all age groups between the ages of 15 and 59 were higher in Québec than in Canada in 2022.

—	An increase, albeit limited, in the employment rates for these age groups is still possible.

Despite this favourable performance, the employment rate of the population aged 15 years and over remained lower in Québec (61.5%) than in Canada (62.0%) in 2022. This is due to the fact that Québec has an older population. The employment rate drops quickly among the older age cohorts.

—	Furthermore, employment rate gaps still exist with Canada and Ontario in respect of the population aged 60 and over. There is considerable room for improvement in these gaps.

TABLE G.4

Employment rate by age group, 2022

(per cent)

	Québec		Canada		Ontario
15 to 19 years	53.1	(1)	45.3		41.2
20 to 24 years	73.1		70.4		67.3
25 to 29 years	84.5		82.7	(1)	82.4
30 to 34 years	87.2	(1)	84.8	(1)	84.2	(1)
35 to 39 years	86.5	(1)	85.4	(1)	84.9	(1)
40 to 44 years	89.5	(1)	86.3	(1)	84.6
45 to 49 years	88.3	(1)	85.9	(1)	84.5
50 to 54 years	85.6	(1)	83.3	(1)	82.8	(1)
55 to 59 years	74.5	(1)	73.4	(1)	73.0	(1)
60 to 64 years	50.5	(1)	53.7	(1)	55.8	(1)
65 to 69 years	21.9		27.0		29.6	(1)
70 years and over	6.9	(1)	7.7		7.8
15 to 64 years	77.5	(1)	75.6	(1)	74.5
15 years and over	61.5		62.0		61.8
(1)	This is an annual peak since Statistics Canada began its Labour Force Survey in 1976.
Sources:	Statistics Canada and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.9

■	Job gains more difficult to achieve

The labour market situation has improved greatly in recent decades. Until the early 2010s, employment rates in Québec lagged significantly behind those in Ontario and Canada.

Québec’s dynamic labour market has eliminated the gaps with Ontario and Canada for the main labour pool.

—	The employment rate of the population aged 15 to 64, namely, the proportion of the population in this group that is employed, is now higher in Québec (77.5% in 2022) than in Ontario (74.5%) and Canada (75.6%).

In an environment where the employment rate is already high, additional job gains will be more difficult to achieve.

However, gaps in employment rates among the population aged 60 and over still exist with Canada and Ontario. Thus, gains can still be made with respect to experienced workers.

—	In 2022, the employment rate of the population aged 60 and over in Québec (21.9%) was nearly 4 percentage points lower than in Ontario (25.8%).

—	If the employment rate for experienced workers in Québec had caught up to the rate seen in Ontario in 2022, Québec would have had 86 400 additional workers.

—	Nearly 90% of these additional workers—76 500 people—would have come from the 60- to 69-year-old cohort.

CHART G.3 Employment rate for the population aged 15 to 64	CHART G.4 Employment rate in 2022 by age group
(per cent)	(per cent)

Source: Statistics Canada.	Source: Statistics Canada.

Budget 2023-2024
G.10	Budget Plan

☐	Improved productivity

In recent years, Québec has recorded substantial productivity gains.

—	Between 2018 and 2023, productivity will be up 0.4% on average per year. This is a higher rate of growth than in Ontario, where productivity will be down by an average of 0.4% per year during this period.

—	This faster improvement in Québec narrowed the productivity gap with Ontario. The gap will fall from 16.4% in 2018 to 12.2% in 2023.

This change represents major progress. Given that employment rate increases will be more difficult in the coming years, productivity gains will be the main driver to sustain economic activity and standard of living gains.

Major steps have been taken since fall 2018 to increase Québec’s economic potential. The measures introduced to improve Québec business productivity and competitiveness will narrow the standard of living gap with Ontario from 16.4% in 2018 to 12.8% in 2023.

CHART G.5 Change in productivity		CHART G.6 Change in standard of living
(chained 2012 dollars and gap as a percentage)		(chained 2012 dollars and gap as a percentage)

Note:

Productivity as measured by real GDP per job. The Ministère des Finances du Québec does not produce a forecast for Ontario. Real GDP growth for 2022 and 2023 is the average of nine private sector institutions’ forecasts as at March 2, 2023. The employment forecast in 2023 is for Canada excluding Québec.

Note:

The standard of living corresponds to real GDP per capita. The Ministère des Finances du Québec does not produce a forecast for Ontario. Real GDP growth for 2022 and 2023 is the average of nine private sector institutions’ forecasts as at March 2, 2023. The population forecast in 2023 is for Canada excluding Québec.

Sources:	Institut de la statistique du Québec, Statistics Canada, Ontario Ministry of Finance and Ministère des Finances du Québec.	Sources:	Institut de la statistique du Québec, Statistics Canada, Ontario Ministry of Finance and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.11

■	Increasing the Québec economy’s productivity is a priority for the government

Given the labour shortage, productivity gains hold the greatest potential for improvement to support economic growth and improving the standard of living.

In order to increase the productivity of Québec’s economy, in Budget 2023-2024, the government has planned initiatives totalling $887 6 million over five years aimed at:

—	stimulating private investment to accelerate economic growth including:

—	implementing the new tax holiday for large investment projects,

—	valorizing industrial land for large-scale projects,

—	optimizing the impact of Québec’s tax-advantaged funds;

—	stepping up efforts in innovation;

—	promoting business growth, digitization and exports.

Budget 2023-2024
G.12	Budget Plan

1.	Québec’s economic situation in 2023 and 2024

1.1	Economic activity will slow before a return to more sustained growth

Since the strong growth in economic activity in the first quarter of 2022, real GDP growth has weakened.

—	This moderation coincides with the beginning of the Bank of Canada’s tightening cycle in March 2022, which was aimed at curbing inflationary pressures and overheating in the Canadian economy.

The year 2023 will be a year of transition. Efforts to contain price increases and maintain them at a stable and predictable level will help restore an environment conducive to sustainable growth as soon as 2024. In this context, the Québec economy will regain momentum in the second half of 2023 and in 2024.

—	Overall, real GDP growth is expected to be 0.6% in 2023 before rising to 1.4% in 2024.

A high degree of uncertainty is currently hanging over the economic forecasts. However, the Ministère des Finances does not expect a recession in Québec in its baseline forecast scenario.

On the other hand, while the outlook is positive, the aging population will continue to pose a challenge to Québec’s potential growth.

CHART G.7 Economic growth in Québec
(real GDP, percentage change)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.13

Québec is not in a recession

Recent statistics confirm that Québec was not in recession at the end of 2022. Economic growth continues in Québec, but at a moderate pace.

In particular, real GDP declined by 0.5% in the third quarter of 2022.

–	This decline is due to the negative contribution of the entire external sector (−0.6 percentage points). Exports (−0.2%) decreased and imports (+0.9%) increased.

–	Household consumption (+0.4%) and non-residential business investment (+0.7%) continued to expand.

Economic growth will resume, as real GDP growth by industry is up 0.7% after two months in the fourth quarter.

In addition, the labour market is surprisingly strong.

–	Nearly 50 000 jobs were created in the fourth quarter of 2022. Furthermore, job creation remained extremely strong in January 2023, which saw an increase of 47 400 jobs (+1.1%).

–	In January, the unemployment rate stood at 3.9%, an all-time monthly low.

–	This strong labour market performance partly explains the resilience of household consumption.

Accordingly, a recession is not expected in Québec despite the decline in real GDP posted in the third quarter of 2022. Note that a technical recession is defined as a decline in real GDP for at least two consecutive quarters.

Recent economic indicators in Québec
(percentage change relative to the previous period, unless otherwise indicated)
					2022-2023
	Oct.	Nov.	Dec.	Jan.	Q3		Q4	Q1	(1)
Real GDP by industry	0.6	0.2	—	—	−0.5	(2)	0.7	—
Jobs (thousands)	17.3	24.3	4.8	47.4	9.3		48.5	58.7
Unemployment rate (per cent)	4.1	3.9	4.1	3.9	4.3		4.0	3.9
Retail sales (in nominal terms)	2.8	−0.1	1.1	—	0.4		2.3	—
Consumer price index(3)	6.4	6.8	6.3	6.2	7.0		6.5	5.0
Housing starts (thousands)	55.6	49.7	34.0	46.4	54.8		50.4	46.4
Existing home sales (thousands)	76.3	74.4	71.7	68.6	83.5		74.1	68.6
Manufacturing shipments (in nominal terms)	2.5	0.3	−0.8	—	−4.1		3.2	—
(1)	Cumulative for the available periods compared to the previous year.
(2)	Change in real GDP at market prices.
(3)	Change from the previous year.
Sources:	Institut de la statistique du Québec, Statistics Canada, Canada Mortgage and Housing Corporation and Haver Analytics.

Budget 2023-2024
G.14	Budget Plan

1.2	Domestic demand will remain the main growth driver

The effects of deteriorating credit conditions will continue to be felt in the economy, leading to a moderation of all components of GDP in 2023. However, growth is expected to resume in 2024.

Domestic demand will remain the main driver of real GDP growth in 2023 and 2024. It will slow substantially, however.

—	The loss of purchasing power and interest-payment shock will prompt households to exercise caution. Moreover, residential investment, a GDP component that is sensitive to variations in interest rates, will dampen economic expansion.

—	Businesses will face various economic headwinds. Slowing demand, high borrowing costs and heightened uncertainty are expected to moderate non-residential investment. However, the labour shortage will encourage businesses to invest in production process automation.

—	In this context, governments will continue to support economic activity.

Over the next two years, the external sector will contribute positively to real GDP growth. Export growth will be higher than import growth.

—	In 2023, the external sector will be affected by the difficulties facing the global economy and weaker domestic demand. Exports and imports are projected to strengthen in 2024, as the economic recovery takes root in Québec and elsewhere in the world.

TABLE G.5 Real GDP and its major components in Québec
(percentage change and contribution in percentage points)
	Change			Contribution
	2022	2023	2024	2022	2023	2024
Domestic demand	2.5	0.6	1.2	2.6	0.6	1.3
Household consumption	4.9	1.6	1.5	2.9	1.0	0.9
Residential investment	−9.7	−7.9	−0.1	−0.8	−0.6	0.0
Non-residential business investment	3.5	0.4	2.3	0.3	0.0	0.2
Government spending and investment	1.3	1.1	0.6	0.4	0.3	0.2
External sector	—	—	—	−1.8	0.4	0.4
Exports	2.4	1.5	3.7	1.0	0.7	1.6
Imports	5.8	0.6	2.3	−2.8	−0.3	−1.2
Inventories	—	—	—	1.8	−0.4	−0.4
REAL GDP	2.8	0.6	1.4	2.8	0.6	1.4
Note:	Totals may not add due to rounding.
Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.15

1.3	The slowdown in the economy and the aging population will curb hiring

The labour market remained resilient in the face of the slowdown in growth observed since last spring. Between March 2022 and January 2023, 113 400 jobs were created (+2.6%). Furthermore, the unemployment rate reached 3.9% in January 2023, a historic monthly low.

Over the coming months, the slowdown in the economy will slow the pace of hiring. Nevertheless, the tax reduction granted by the Québec government will foster the labour supply. In addition, the high number of job vacancies will limit the deterioration of the labour market.

—	Overall, following an average creation of 129 700 jobs in 2022 (+3.0%), 63 200 jobs (+1.4%) are expected in 2023. The unemployment rate is expected to climb temporarily to an average of 4.6% in 2023, while still remaining close to the historic annual low of 4.3% recorded in 2022.

Despite a return to sustainable economic growth in 2024, job gains will be modest. Changing demographics will limit labour force growth and lessen the potential for job creation.

—	As a result, 25 200 jobs (+0.6%) will be gained in 2024. At 4.2%, the unemployment rate will reach a new historic annual low.

A slowing labour market will reduce pressure on wages and salaries, which are expected to grow by 3.7% in 2023 and 3.4% in 2024, after substantial increases of 10.8% in 2021 and 9.9% in 2022.

CHART G.8 Job creation in Québec	CHART G.9 Unemployment rate in Québec
(average annual data in thousands)	(average annual data in per cent)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

Budget 2023-2024
G.16	Budget Plan

The Québec economy is at full employment

The Québec labour market is surprisingly strong.

–	Between January 2022 and January 2023, 196 600 jobs were created in Québec, an increase of 4.6%. In comparison, Ontario saw a 4.1% rise in employment during the same period.

Labour market conditions remain exceptionally tight despite the moderation of economic growth.

–	Last January, the unemployment rate fell to 3.9%, a historic monthly low. This was also the lowest rate observed in any of the provinces.

–	The employment rate of the population aged 15 to 64 stood at 79.0% in January, the highest rate in Canada. This was also a historic monthly high.

Moreover, the number of people able to respond to the demand for labour is limited by the aging population.

–	The size of the population aged 15 to 64 remained relatively stable between January 2022 and January 2023 (+15 400 people, +0.3%). In comparison, the same group increased by 99 100 people (+1.0%) in Ontario during the same period.

Signs of severe tightness in the labour market are reflected in wage increases.

–	Between January 2022 and January 2023, the average hourly wage in Québec jumped by 6.9%. This was the strongest annual growth among the provinces, equal to that of Nova Scotia.

Employment rate for the population aged 15 to 64	Average hourly wage
(per cent)	(percentage change between January 2022 and January 2023)

Source: Statistics Canada.	Source: Statistics Canada.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.17

The number of job vacancies remains high

Québec employers actively attempted to fill 232 430 job vacancies in the third quarter of 2022 (after a peak of 249 015 job vacancies in the second quarter).

–	The number of vacant jobs fell by 6.7% in the third quarter. This was the first fall since the third quarter of 2019.

◼	In the third quarter of 2022, the number of vacant jobs also declined in Ontario (−3.6%) and Canada as a whole (−3.3%).

–	Despite this decline, the number of job vacancies remains high in Québec, up 61.8% over the first quarter of 2020.

Moreover, Québec continues to be one of the provinces with the highest vacancy rates.

–	The vacancy rate, which is the number of vacant jobs expressed as a percentage of all vacant or occupied positions, stood at 5.8% in the third quarter of 2022.

–	That is the highest rate among the provinces with the exception of British Columbia (6.2%).

The high vacancy rate is mainly due to the fact that Québec has fewer potential workers who can fill available positions.

–	In the first quarter of 2020, Québec had 1.9 unemployed individuals per vacant job. In the third quarter of 2022, the ratio had declined to 0.9 unemployed individuals per vacation position.

–	In comparison, Ontario and Canada had 1.2 and 1.1 unemployed individuals per vacant job, respectively, in the third quarter of 2022.

–	Although the labour shortage affects many regions, it is more pronounced in Québec.

The high vacancy rate combined with the low unemployment rate in Québec partly explains the resilience of the labour market in recent months.

–	The strong demand for workers will limit net job losses despite the moderation of economic growth.

Furthermore, the high vacancy rate will prompt businesses to step up their investments to boost labour productivity.

Number of unemployed individuals per vacant job
(number of individuals)
	First quarter of 2020	Third quarter of 2021	Third quarter of 2022
Québec	1.9	1.2	0.9
Ontario	2.5	1.9	1.2
Canada	2.4	1.7	1.1
Sources:	Statistics Canada and Ministère des Finances du Québec.

Budget 2023-2024
G.18	Budget Plan

1.4	Households will exercise caution

Deteriorating credit conditions and inflation will limit consumption expenditure, which will rise by 1.6% in 2023 and 1.5% in 2024.

—	The loss of purchasing power and higher mortgage payments will prompt consumers to spend prudently. At the same time, high interest rates may encourage saving.

Nevertheless, households will continue to support economic activity.

—	The Québec government’s personal income tax reduction will help increase household disposable income. Similarly, measures implemented since fall 2021 to protect the purchasing power of Quebecers will mitigate the effects of high inflation on their wallets.

Moreover, the financial situation of Québec households compares favourably to that of households across the country.

—	The savings rate in Québec averaged 11.3% in 2022, which is higher than the rate observed before the pandemic (6.5% in 2019) and higher than the rate in Canada (6.0% on average in 2022).

—	In addition, the household indebtedness ratio, that is, the value of their liabilities as a proportion of their disposable income, is significantly lower in Québec (152.1% in 2021) than in Canada (186.4%) and Ontario (203.3%). This means that Quebecers will be less impacted by rising interest payments given their relatively lower level of indebtedness.

CHART G.10 Household consumption expenditure in Québec	CHART G.11 Household indebtedness ratio
(percentage change, in real terms)	(total value of liabilities divided by household disposable income, in per cent)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.19

1.5	The residential sector is hit by successive interest rate hikes

The frenzied activity observed in the residential sector in 2020 and 2021 has given way to a less tight market. After reaching a peak of $33.2 billion in 2021, residential investment shrank in 2022 (−9.7%).

—	Significant monetary tightening since March 2022 has led to a sharp drop in housing starts (−15.8% on average in 2022, at 57 100 units) and transactions on the resale market (−20.4% on average in 2022, at 87 100 transactions).

In 2023, residential investment will fall again (−7.9%) while the effects of deteriorating credit conditions will continue to be felt.

—	High interest rates have dampened the enthusiasm of buyers on the new residential construction market and the resale market.

—	Renovation spending is expected to decline for the second year in a row as many households moved up their home improvement projects during the pandemic and financing costs are high.

The gradual fall in mortgage rates, the ongoing tightness in the labour market and low inventories of unsold new properties will support residential activity in 2024. Residential investment is therefore projected to stabilize at $27.5 billion, a level that will remain higher than the average of the 10 years leading up to the pandemic.

CHART G.12 Residential investment in Québec	CHART G.13 Housing starts and transactions on the resale market in Québec
(billions of chained 2012 dollars)	(thousands)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Canada Mortgage and Housing Corporation, Haver Analytics and Ministère des Finances du Québec.

Budget 2023-2024
G.20	Budget Plan

Activity in the real estate market slows down after a record year

Housing market momentum moderates

After reaching post-pandemic peaks, housing demand has softened. In particular, the volume of transactions on the resale market fell from 105 900 in January 2022 to 68 600 in January 2023, for a drop of 35.2%.

Multiple factors account for the moderation in housing demand.

–	In particular, strong demand exerted upward pressure on prices, and mortgage interest rates rose rapidly, making properties less affordable.

Meanwhile, the supply of properties on the market has increased.

–	In particular, the surge in new residential construction has increased the number of available homes. Consequently, the number of new listings on the resale market rose by an average of 0.3% in 2022, the first increase since 2014.

A market that is gradually coming into balance

As the number of transactions declines and new listings rises, overbidding is subsiding, and home prices are gradually falling.

–	Since peaking at $498 300 in April 2022, the average cost of a home on the resale market has fallen by 8.1% and stood at $457 900 in January 2023.

–	Despite the decline in recent months, the average price of a home has remained above its pre-pandemic level ($323 600 on average in 2019).

Transactions on the resale market in Québec	Average home price on the resale market in Québec
(thousands of units, annualized rate)	(thousands of dollars)

Source: Haver Analytics.	Source: Haver Analytics.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.21

1.6	Non-residential investment growth will moderate

Non-residential business investment is expected to grow by 0.4% in 2023, after a 3.5% increase in 2022. Investment growth will be limited in the coming quarters, in particular due to:

—	less favourable credit conditions;

—	slowdown in economic activity, which will dampen demand and ease pressures on production capacity;

—	increased uncertainty regarding future economic conditions, which could prompt businesses to exercise caution.

However, multiple factors will support a rebound in non-residential investment in 2024 (+2.3%).

—	The resumption of growth and rebound in demand will put upward pressure on production capacity.

—	The anticipated pullback in interest rates will facilitate financing for expansion projects.

—	The labour shortage is expected to encourage entrepreneurs to invest in machinery and equipment in order to increase their productivity and automate production.

—	The transition to a low-carbon economy will have a ripple effect on business investment.

CHART G.14 Non-residential business investment in Québec	CHART G.15 Components of non-residential business investment in Québec
(percentage change, in real terms)	(percentage change, in real terms)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

Budget 2023-2024
G.22	Budget Plan

Québec among the leaders in private investment intentions in 2023

The most recent Statistics Canada Capital and Repair Expenditures Survey (CAPEX) confirms that businesses intend to increase their investments in Québec in 2023.1

The value of total non-residential investment in the private sector in Québec is expected to amount to $29.7 billion in 2023, up 10.3% (+8.4% in 2022).

–	This growth in private investment intentions places Québec third among Canadian provinces.

In Canada, the value of private non-residential investment is expected to reach $200.5 billion in 2023, up 5.2% (+8.9% in 2022).

–	Saskatchewan (+27.0%), Newfoundland and Labrador (+14.2%) and Québec (+10.3%) report the largest increases.

According to the survey, the main investment categories will be on the rise in Québec in 2023, as:

–	private investment in non-residential construction is expected to increase by 10.7% to $13.4 billion;

–	private investment in machinery and equipment is projected to rise by 10.0% to $16.3 billion.

Statistics Canada notes that the manufacturing sector is expected to show the largest increase among all industries due to major projects planned or under way in the primary metal, chemical and transportation equipment subsectors.

Private non-residential investment by province, outlook for 2023
(percentage change, in nominal terms)

Source: Statistics Canada.

1	The statistics from the Capital and Repair Expenditures Survey for 2022 represent preliminary estimates. For 2023, they are investment intentions.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.23

1.7	Governments will continue to support the economy

Following strong growth of 13.1% in 2022, the value of government investment will increase by 6.4% in 2023 and 0.4% in 2024. It is expected to reach $24.7 billion in nominal terms in 2024.

—	Governments are an important driver of economic activity in Québec. The value of government investment as a proportion of GDP was 4.1% in Québec in 2021, compared to 3.9% in Ontario.

In particular, investments under the 2023-2033 Québec Infrastructure Plan (QIP) are reaching record levels.

—	In Budget 2023-2024, the QIP will increase by $7.5 billion compared to last year. As a result, the QIP will amount to $150.0 billion over a 10-year period.

—	These investments provide significant support to the economy. In particular, they make it possible to provide the population with modern, quality infrastructure.

In addition, the high levels of investment planned in Québec’s major municipalities, including Montréal, Québec City and Laval, as well as the federal government’s Investing in Canada Plan will support the growth in investments.

CHART G.16 Government investments in Québec
(billions of dollars, in nominal terms)

Note:	Government investments include investments by the Québec government, the federal government, local public administrations and Aboriginal public administrations.
Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

Budget 2023-2024
G.24	Budget Plan

1.8	Export trends will be synchronized with global economic activity

Over the next two years, the external sector will contribute positively to real GDP growth. Export growth will be higher than import growth.

In 2023, Québec exports are expected to grow by 1.5% and imports by 0.6%, a significant slowdown compared to the 2022 increases (+2.4% and +5.8%, respectively).

—	Difficulties in the global economy will curb exports.

—	International exports will be impacted by the significant slowdown in global real GDP growth, including that of the United States. In addition, waning economic growth in all Canadian provinces will moderate interprovincial exports.

—	Despite the slowdown in foreign demand, export growth will be sustained by the easing of supply chain tensions and a favourable exchange rate, among other things.

—	Imports will decelerate in correlation with domestic demand, particularly household consumption and investment in machinery and equipment. In addition, despite a certain degree of appreciation, the relatively weak Canadian dollar is expected to continue to limit the volume of imports.

Exports (+3.7%) and imports (+2.3%) are projected to strengthen in 2024, as the economic recovery takes root.

CHART G.17 Québec exports	CHART G.18 Québec imports and domestic demand
(percentage change, in real terms)	(percentage change, in real terms)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.25

1.9	Inflation will continue to fall

After peaking at 8.0% in June 2022, inflation is gradually decelerating and stood at 6.2% in January 2023.

—	Several factors that fuelled high inflation are easing, particularly:

—	the slowdown in the rise in oil prices. The annual increase in gasoline prices fell from a peak of 61.9% in June 2022 to 4.9% in January 2023;

—	In addition to reducing household expenses, the drop in oil prices lowers the cost of transporting merchandise, alleviating the pressures on the price of goods.

—	the gradual easing of disruptions in supply chains, which is increasing the supply of goods;

—	the slowdown in global economic activity, which is curbing demand.

—	Even though the inflationary surge is lessening, price growth remains high. It remains above the target range of 1% to 3% set by the Bank of Canada, which estimates that it usually takes 18 to 24 months for the effects of monetary policy adjustments to be fully reflected in the economy.

As a result, inflation will continue to moderate in the coming months as the economy adjusts to interest rate hikes. Growth in the consumer price index (CPI) is expected to fall back below the higher end (3%) of the target range as of the third quarter of 2023.

CHART G.19 CPI in Québec	CHART G.20 CPI in Québec
(percentage change)	(annual percentage change)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

Budget 2023-2024
G.26	Budget Plan

Downward trend in price growth for goods

Annual inflation has decelerated since peaking in June 2022 (+8.0%). It stood at 6.2% in January 2023, the smallest change over one year since February 2022 (+5.4%).

The downward trend in the total index essentially reflects the slowdown in price growth for goods, whose annual increase dropped from 11.0% in June to 6.5% in January 2023.

–	The demand for goods has been curbed in Québec and abroad by the ongoing moderation in economic activity. The decrease in demand has particularly affected durable goods, such as household appliances and furniture.

–	Commodity prices have dropped significantly, particularly the price of oil. As a result, transportation costs and gasoline prices have substantially decreased from the peaks they reached in June 2022.

–	Supply chain disruptions are easing, which is contributing to an increase in the supply of goods.

The annual growth in service prices is not, however, adjusting as quickly.

–	The demand for services for which physical distancing is difficult jumped after the full reopening of the economy in spring 2022.

–	The labour market is tight and labour costs in the service sector are experiencing robust growth.

–	Price fluctuations for services linked to housing remain particularly high in connection with rising mortgage interest costs and other factors linked to housing, including rents.

Inflation related to services could prove to be more persistent. However, the anticipated economic slowdown will moderate demand. Moreover, a slowdown in job creation will ease upward pressure on wages and salaries.

Consumer price index for selected components in Québec
(annual percentage change)

Source:	Statistics Canada.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.27

1.10	After two years of sharp increases, nominal GDP growth will be less rapid

Nominal GDP growth, which is the broadest measure of the tax base, will slow down after two years of significant increases (+11.8% in 2021 and +9.7% in 2022). It is expected to stand at 2.7% in 2023 before rising to 3.8% in 2024. This slowdown will result from:

—	the moderation of economic activity in real terms;

—	the slowdown in GDP price growth, which will increase by 2.1% and 2.4% in 2023 and 2024, respectively, after gains of 5.5% in 2021 and 6.8% in 2022.

Like nominal GDP, the government’s main tax bases are expected to experience more modest growth.

—	After two years of increases of approximately 10%, wage and salary growth will moderate to 3.7% in 2023 and 3.4% in 2024 as job creation wanes.

—	Wage gains will remain strong, however, as the labour shortage continues due to an aging population.

—	While high interest rates will limit nominal consumption, it will still grow by 4.5% in 2023 and 3.4% in 2024.

—	The net operating surplus of corporations is expected to contract by 4.9% in 2023 before returning to growth in 2024 (+5.3%). The decline expected in 2023 follows an impressive gain of 31.9% between 2019 and 2022.

—	The end of various business subsidy programs, significant financing costs, oil prices remaining high and salary increases will limit the growth of corporate profits. In addition, the decline in world commodity prices will translate into lower natural resource export prices, which will rein in the operating surplus of corporations.

TABLE G.6 Nominal GDP in Québec
(percentage change)
	2021	2022	2023	2024
Real GDP	6.0	2.8	0.6	1.4
Price – GDP deflator	5.5	6.8	2.1	2.4
NOMINAL GDP	11.8	9.7	2.7	3.8
Note:	Totals may not add due to rounding.
Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

Budget 2023-2024
G.28	Budget Plan

1.11	Forecasts comparable to those of the private sector

In 2023, the Ministère des Finances du Québec forecasts that the increase in economic activity (+0.6%) will outpace the average anticipated by private sector forecasters (+0.3%).

In 2024, it estimates that real GDP growth (+1.4%) will outperform the average expected by private sector forecasters (+1.1%).

The large variation in private sector forecasts reflects the uncertainty arising from the current economic situation.

CHART G.21 Economic growth in Québec in 2023	CHART G.22 Economic growth in Québec in 2024
(real GDP, percentage change)	(real GDP, percentage change)

Source: Ministère des Finances du Québec summary as at March 2, 2023, which includes the forecasts of 11 private sector institutions.	Source: Ministère des Finances du Québec summary as at March 2, 2023, which includes the forecasts of 11 private sector institutions.

TABLE G.7 Economic outlook in Québec – Comparison with the private sector
(percentage change)
	2022	2023	2024	2025	2026	2027	Average 2023-2027
Real GDP
Ministère des Finances du Québec	2.8	0.6	1.4	1.6	1.5	1.4	1.3
Private sector average	2.7	0.3	1.1	1.8	1.7	1.6	1.3
Nominal GDP
Ministère des Finances du Québec	9.7	2.7	3.8	3.7	3.3	3.3	3.4
Private sector average	9.3	2.4	3.2	3.9	3.6	3.5	3.3
Note:	Average may not add due to rounding.
Source:	Ministère des Finances du Québec summary as at March 2, 2023, which includes the forecasts of 11 privatesector institutions.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.29

TABLE G.8 Economic outlook in Québec
(annual average, percentage change, unless otherwise indicated)
	2021	2022	2023	2024	2025	2026	2027
Output
Real GDP	6.0	2.8	0.6	1.4	1.6	1.5	1.4
Nominal GDP	11.8	9.7	2.7	3.8	3.7	3.3	3.3
Nominal GDP (billions of dollars)	504.5	553.5	568.4	589.8	611.8	632.0	652.8
Components of GDP (in real terms)
Final domestic demand	6.2	2.5	0.6	1.2	1.5	1.2	1.3
– Household consumption	5.4	4.9	1.6	1.5	1.6	1.5	1.6
– Government spending and investment	5.6	1.3	1.1	0.6	1.0	0.0	0.4
– Residential investment	12.9	−9.7	−7.9	−0.1	1.0	1.0	0.8
– Non-residential business investment	7.3	3.5	0.4	2.3	2.5	2.5	2.3
Exports	2.9	2.4	1.5	3.7	3.0	2.7	2.2
Imports	6.8	5.8	0.6	2.3	2.0	1.8	1.8
Labour market
Population (thousands)	8 602	8 696	8 776	8 843	8 904	8 956	9 002
Population aged 15 and over (thousands)	7 099	7 156	7 238	7 303	7 363	7 413	7 460
Jobs (thousands)	4 273	4 403	4 466	4 491	4 517	4 538	4 557
Job creation (thousands)	176.6	129.7	63.2	25.2	25.2	21.7	18.3
Unemployment rate (per cent)	6.1	4.3	4.6	4.2	4.1	4.1	4.0
Other economic indicators (in nominal terms)
Household consumption	8.9	10.8	4.5	3.4	3.5	3.5	3.4
– Excluding food expenditures and shelter	11.1	12.5	4.0	3.4	3.5	3.4	3.4
Housing starts (thousands of units)	67.8	57.1	50.1	46.2	44.1	43.0	42.0
Residential investment	29.8	−0.1	−7.1	2.0	3.8	3.4	3.0
Non-residential business investment	9.5	10.1	3.8	3.8	4.0	4.2	4.1
Wages and salaries	10.8	9.9	3.7	3.4	3.3	3.1	2.9
Household income	5.6	9.2	3.0	3.4	3.2	3.2	3.0
Net operating surplus of corporations	8.9	1.5	−4.9	5.3	3.9	3.5	3.6
Consumer price index	3.8	6.7	3.5	2.2	2.0	2.0	2.0
– Excluding food and energy	3.0	4.7	3.6	2.2	2.2	2.2	2.0
Sources:	Institut de la statistique du Québec, Statistics Canada, Canada Mortgage and Housing Corporation and Ministère des Finances du Québec.

Budget 2023-2024
G.30	Budget Plan

2.	The situation of Québec’s main economic partners

Trends in exports are largely influenced by the situation of Québec’s main trading partners. The value of exports of goods and services accounted for nearly 45% of nominal GDP in 2021. As a result, Québec is sensitive to fluctuations in the global economy.

—	In 2023, the Québec economy will be slowed down by the decline in global growth, including in the United States and the euro area, as well as weakening economic activity in Canada.

—	Global real GDP growth is projected to strengthen in 2024 in line with the expected easing in credit conditions.

2.1	The economic situation in Canada

☐	Canada’s economy will experience a year of transition

In Canada, growth is slowing. Overall, real GDP growth is expected to decline from 3.4% in 2022 to 0.8% in 2023.

—	No province will escape the negative effects of high interest rates and inflation. In addition, the correction in housing markets and the deteriorating global economic environment will dampen real GDP growth.

The rise in prices is expected to fade significantly as economic activity decelerates, which could allow the Bank of Canada to ease monetary policy toward the end of 2023. Lower interest rates will provide stimulus and result in a resumption of growth in 2024 (+1.6%).

CHART G.23 Economic growth in Canada
(real GDP, percentage change)

Sources:	Statistics Canada and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.31

☐	Domestic demand will remain a source of growth

Canadian economic growth will run out of steam, falling from 3.4% in 2022 to 0.8% in 2023. Real GDP will resume an upward trend in 2024 (+1.6%) as a result of monetary policy easing.

After strong gains in 2021 and 2022, growth in domestic demand will moderate in 2023 and 2024.

—	The interest-payment shock and high inflation will drive down household purchases. However, tight labour market conditions will support wage growth.

—	Residential investment will decline. High mortgage interest rates will keep many potential buyers out of the market. Ontario and British Columbia households will be more sensitive to the rise in borrowing costs in light of their record indebtedness ratios.

—	The moderation in economic activity and resulting uncertainty will limit business investment in 2023. In 2024, business investment is expected to grow in line with strengthening demand.

—	Total public spending will continue to support economic activity.

Export and import growth will slow in 2023 as a result of weakening foreign and domestic demand. However, external trade is expected to rebound in 2024. As export growth will outpace import growth, the external sector will contribute significantly to real GDP growth.

TABLE G.9 Real GDP and its major components in Canada
(percentage change and contribution in percentage points)
	Change			Contribution
	2022	2023	2024	2022	2023	2024
Domestic demand	2.7	0.7	1.6	2.6	0.7	1.6
Household consumption	4.8	1.7	2.1	2.5	0.9	1.2
Residential investment	−11.1	−7.5	−0.1	−1.1	−0.5	0.0
Non-residential business investment	6.4	1.0	2.6	0.7	0.1	0.3
Government spending and investment	2.0	1.4	0.5	0.5	0.3	0.1
External sector	—	—	—	−1.5	0.8	0.7
Exports	2.6	2.4	4.4	0.9	0.7	1.3
Imports	7.2	−0.2	2.0	−2.3	0.1	−0.7
Inventories	—	—	—	2.2	−0.8	−0.7
REAL GDP	3.4	0.8	1.6	3.4	0.8	1.6
Note:	Totals may not add due to rounding.
Sources:	Statistics Canada and Ministère des Finances du Québec.

Budget 2023-2024
G.32	Budget Plan

■	Household consumption will slow down

Consumer spending is expected to grow by 1.7% in 2023 and 2.1% in 2024, following sharp increases of 5.1% in 2021 and 4.8% in 2022.

—	Higher interest payments and the rising cost of living will tighten household budgets.

—	However, wage gains and support measures announced by different levels of government to help households cope with inflation will ease growing financial pressures.

■	Residential investment will continue to decline

The interest rate hikes initiated by the Bank of Canada in March 2022 have hit the housing market hard.

—	This has resulted in weaker demand in the new housing and resale markets, and lower renovation spending.

As a result, residential investment tumbled by 11.1% in 2022. It is expected to decline by 7.5% in 2023, and then stabilize in 2024 (−0.1%).

—	Despite the sharp declines recorded since 2022, investment will remain significant. High levels of immigration are expected to support housing demand.

CHART G.24 Household consumption expenditure in Canada	CHART G.25 Residential investment in Canada
(percentage change, in real terms)	(billions of chained 2012 dollars)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.33

■	Growth in non-residential investment will decelerate

Non-residential business investment growth will weaken amid slowing demand and high financing rates. It is expected to stand at 1.0% in 2023 before gathering pace in 2024 (+2.6%).

—	Despite the current climate of uncertainty, businesses will invest in machinery and equipment due, in particular, to labour shortages. In addition, 2021 and 2022 saw record corporate earnings. The accumulated surplus will allow businesses to continue investing.

—	In the energy sectors, high oil and natural gas prices will fuel investment. However, investment will be constrained by uncertainty over long-term demand amid the transition to a low-carbon economy.

■	External sector will be a major driver of economic growth

Export and import growth will cool in 2023 due to less robust external and domestic demand. However, external trade is expected to rebound in 2024.

As export growth will outpace import growth, the external sector will be a major driver of economic activity in 2023 and 2024. Export volumes will be supported, in particular, by high energy prices and increased transportation capacity, including the commissioning of new pipelines. Meanwhile, sluggish domestic demand will dampen imports.

CHART G.26 Non-residential business investment in Canada	CHART G.27 Exports and imports in Canada
(percentage change, in real terms)	(percentage change, in real terms)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

Budget 2023-2024
G.34	Budget Plan

2.2	The economic situation in the United States

☐	Slower U.S. economic growth in 2023 but a recovery in 2024

Following an increase of 2.1% in economic activity in 2022, U.S. real GDP growth is expected to slow significantly to 0.5% in 2023. It is then forecast to accelerate to 1.3% in 2024, while remaining below its potential.

—	The sluggish growth forecast for 2023 is the lowest level since 1991, excluding the recessions of 2007-2009 and 2020.

U.S. economic growth will be constrained by lacklustre growth in domestic demand, owing, in particular, to high inflation and tighter monetary policy.

—	Consumption is expected to slow, particularly as a result of less favourable household financial positions.

—	Residential investment will continue to decline.

—	Non-residential business investment will increase slightly.

Nevertheless, net exports are expected to contribute positively to growth in 2023.

Subsequently, an easing in inflationary pressures, lower interest rates and further supply chain improvements are expected to spur slightly stronger domestic demand, which will help accelerate growth in 2024.

CHART G.28 Economic growth in the United States
(real GDP, percentage change)

Sources:	S&P Global and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.35

☐	Temporary moderation in household consumption

Household consumption expenditure is expected to grow by 1.0% in 2023 and 1.2% in 2024, compared to 2.8% in 2022.

—	It is expected to moderate, owing, in particular, to less favourable household financial positions amid significant tightening in credit conditions.

However, consumption is expected to continue to significantly support growth. Consumption stands to benefit from the savings accumulated in recent years, lower inflationary pressures and labour market conditions that remain favourable. The unemployment rate is expected to rise only slightly from 3.7% in 2022, a low not seen since 1969, to 4.0% in 2023 and to 4.6% in 2024.

☐	Recovery in residential investment in 2024

Residential investment will tumble by 6.6% in 2023, following a 10.7% drop in 2022. It is expected to start growing again in 2024 (+1.2%).

—	Mortgage interest rates, which are currently near a 20-year high, and elevated housing prices have further dampened affordability conditions, discouraging some buyers.

In 2024, the anticipated decline in mortgage rates, rising household formation and low inventories of houses are expected to support residential investment.

CHART G.29 Household consumption expenditure in the United States	CHART G.30 30-year mortgage rate
(percentage change, in real terms)	(per cent)

Sources: S&P Global and Ministère des Finances du Québec.	Source: S&P Global.

Budget 2023-2024
G.36	Budget Plan

☐	Moderate increase in business investment

Non-residential business investment is expected to grow by 0.3% in 2023 (+3.8% in 2022). Investment in non-residential structures is forecast to decline, with slower investment growth anticipated in machinery and equipment and intellectual property products.

—	Business investment will be constrained, in particular, by the slowdown in demand and high financing costs. In addition, concerns about the economic outlook could encourage some businesses to defer their investment projects.

—	In addition, certain tax benefits granted to businesses under the December 2017 tax reform began to expire in early 2023.

However, in 2024, the improved economic outlook, more favourable financial conditions and stronger demand will support growth in business investment growth (+1.0%).

☐	Exports will support growth in 2023

The external sector will contribute positively to GDP growth in 2023. The 2.7% rise in exports and 0.9% decline in imports will result in a net contribution of 0.4 percentage points to growth.

—	The anticipated depreciation of the U.S. dollar is expected to support foreign demand while increasing the cost of imports, which will decline due to sluggish domestic demand.

In 2024, exports (+3.2%) and imports (+3.1%) are forecast to strengthen, supported by foreign and domestic demand, respectively.

CHART G.31 Non-residential business investment in the United States	CHART G.32 Exports and imports in the United States
(percentage change, in real terms)	(percentage change, in real terms)

Sources: S&P Global and Ministère des Finances du Québec.	Sources: S&P Global and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.37

☐	Public spending rising anew

In 2022, spending by all levels of government declined for the first time since 2014 (−0.6%) and is expected to grow by 1.0% in 2023 and 0.7% in 2024.

—	Total public spending will be supported by the federal government, in particular.

—	It will benefit, among other things, from significant accumulated reserves by state and local governments, pandemic-related federal funding amounts that have yet to be spent by these governments and the Infrastructure Investment and Jobs Act.

Nevertheless, the budgetary outlook in the United States is uncertain. Congress, which has been divided since the midterm elections, has begun negotiations to raise the debt ceiling. The limit set under the previous increase in December 2021 was reached in January 2023.

—	However, any increase in the ceiling may be contingent on spending cuts to reduce the budgetary deficit. According to the Congressional Budget Office, the deficit is expected to reach 5.3% of GDP in 2023 and 6.1% of GDP in 2024.

—	That being said, raising the debt ceiling may improve the economic climate and support growth.

CHART G.33 Spending by all levels of government	CHART G.34 Budgetary balances and net interest payments
(percentage change, in real terms)	(percentage of nominal GDP)

Sources: S&P Global and Ministère des Finances du Québec.	Source: Congressional Budget Office.

Budget 2023-2024
G.38	Budget Plan

The medium-term economic impacts of the pandemic are emerging

The COVID-19 pandemic will be remembered in history as the biggest shock to the global economy in decades. While numerous short-term impacts were felt in the economy as soon as 2020, some will take a number of years to fade.

Shortfall of over 1 million workers in the labour market in 2023

The Congressional Budget Office, a non-partisan agency of the U.S. Congress, analyzed the effects of the pandemic on the U.S. labour market and estimated the shortfall in workers aged 16 and over at 1.1 million in 2022.

–	The labour pool shrank by more than 6 million between the end of 2019 and May 2020 due, among other things, to school and business closures, early retirements, government transfers and lower immigration.

Despite an increase in the labour force, the size of the labour pool remains lower than expected if the average participation rate observed between 2015 and 2019 is applied. According to these estimates, the shortfall in workers is expected to reach 1.3 million in 2023, the equivalent of 0.8% of employment. Nevertheless, it is expected to decline gradually by 2026, which will support growth in the medium term.

Medium-term impacts on the commercial real estate market

The commercial real estate market has also felt the impact of the pandemic. Prices have moderated significantly due, in particular, to higher uptake of teleworking and a rise in e-commerce. In addition, banks have tightened their credit conditions for this sector, while credit demand has weakened.

If these behavioural changes persisted, certain market segments would remain under pressure in the short and medium terms. According to some researchers at the International Monetary Fund, stricter financial conditions trigger a decline in commercial real estate prices in the following quarter.

Size of the labour force in the United States from 2022 to 2026	Credit conditions for the commercial real estate sector
(millions of people)	(net percentage of banks)

Note:	The historical participation rate concerns the average participation rate between 2015 and 2019.	Source:	S&P Global.
Source:	Congressional Budget Office.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.39

3.	The global economic situation

☐	A global economic slowdown in 2023

The global economy experienced a slowdown in 2022 after the strong recovery in 2021. In 2022, growth was limited by the central banks’ efforts to counter high inflation, the war in Ukraine and China’s strict containment measures following a rise in transmission of COVID-19 cases.

Global economic growth is expected to continue to slow, falling from 3.3% in 2022 to 2.4% in 2023. This slowdown will be temporary, and 2023 will be a transition period. Growth will accelerate to 3.1% in 2024.

—	The ongoing war in Ukraine, high interest rates and robust inflation are expected to weigh on economic growth in 2023.

However, certain recent factors will drive global growth as of 2023 and in 2024.

—	The reopening of the Chinese economy following the abandonment of the zero-COVID policy and the smaller-than-expected negative impact of the energy crisis in Europe in late 2022 and early 2023 are positive in terms of global economic growth.

—	In addition, the slowdown in inflation could allow for a gradual easing of restrictive monetary policies, which should fuel growth in 2024.

CHART G.35 Global economic growth
(real GDP in purchasing power parity, percentage change)

Sources:	International Monetary Fund, S&P Global, Refinitiv Datastream, Bloomberg, Eurostat and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.41

TABLE G.10

Outlook for global economic growth

(real GDP, annual percentage change)
	Weight	(1)	2022	2023	2024
World(2)	100.0		3.3	2.4	3.1
Advanced economies(2)	41.9		2.7	0.6	1.5
Québec	0.3		2.8	0.6	1.4
Canada	1.4		3.4	0.8	1.6
United States	15.8		2.1	0.5	1.3
Euro area	11.9		3.5	0.3	1.5
– Germany	3.3		1.8	−0.1	1.4
– France	2.3		2.6	0.3	1.3
– Italy	1.9		3.9	0.0	1.0
United Kingdom	2.3		4.0	−0.9	0.7
Japan	3.8		1.1	1.2	1.1
Emerging and developing economies(2)	58.1		3.8	3.6	4.3
China	18.5		3.0	5.0	5.0
India(3)	7.0		6.8	5.9	6.2
(1)	Weight in global GDP in 2021.
(2)	Data based on purchasing power parity.
(3)	For the fiscal year (April 1 to March 31).
Sources:	Institut de la statistique du Québec, Statistics Canada, International Monetary Fund, S&P Global, Refinitiv Datastream, Bloomberg, Eurostat and Ministère des Finances du Québec.

Budget 2023-2024
G.42	Budget Plan

☐	Inflation has begun to slow

Price increases reached historic highs in multiple countries in 2022 due to both demand- and supply-side inflationary pressures.

—	In member countries of the Organisation for Economic Co-operation and Development (OECD), inflation reached 9.6% in 2022—its highest level since 1988 and a sharp increase compared to 2021.

On the demand side, the lagged effects of government support measures and the post-pandemic economic rebound contributed to inflation. On the supply side, supply chain disruptions and the war in Ukraine, which has pushed up prices for many commodities, also contributed to high inflation.

Core inflation, which excludes food and energy prices, is also very high. It is proving to be persistent due to high wage growth in strong labour markets, which is driving up business costs. In addition, in many countries, the depreciation of local currencies against the U.S. dollar is increasing import costs.

Nonetheless, global inflation is expected to have reached its peak during the third quarter of 2022. Although it remains high, it has already started to slow down. As a result, it will gradually return to more sustainable levels in 2023 and 2024.

—	The effects of interest rate hikes, such as reduced demand and economic activity, as well as the easing of supply chain tensions, have contributed to the slowdown in price increases. Supply and demand rebalancing will be essential for inflation to return to central bank targets.

CHART G.36 Inflation in OECD member countries		CHART G.37 Supply chain pressure index
(annual percentage change)		(points)

Source:	Organisation for Economic Co-operation and Development.	Note:	Difference in standard deviations from the historical average.
		Source:	New York Federal Reserve.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.43

☐	A more pronounced economic slowdown in advanced economies than in emerging economies

In advanced economies, real GDP will grow by 0.6% in 2023 after a 2.7% gain in 2022. In 2024, it is expected to expand by 1.5%. Current restrictive monetary policies will curb growth in 2023 and reduce inflation but will lay the foundation for sustainable economic growth in 2024.

—	In the United States and the euro area, the economy is projected to slow significantly in 2023, while the United Kingdom is expected to experience a decline in its real GDP.

—	On the other hand, Japan and other Asian advanced economies are expected to see relatively higher economic growth in 2023 compared to other advanced economies.

In emerging and developing economies, real GDP growth will slow from 3.8% in 2022 to 3.6% in 2023 before accelerating to 4.3% in 2024. Growth will be limited by high indebtedness, weak local currencies and the slowdown in business investment.

—	While slower growth is anticipated in most economies in 2023, China’s real GDP growth is expected to accelerate in 2023 and stabilize in 2024. The abandonment of the zero-COVID policy and government support measures will bolster the recovery in economic activity. However, possible COVID-19 outbreaks and a weak real estate sector remain significant risks.

Economic expansion in China (+5.0%) and India (+5.9%) is expected to contribute more than half of global growth in 2023.

CHART G.38		CHART G.39 Contribution to global economic growth
Growth in advanced and emerging economies (real GDP, percentage change)		(world real GDP in purchasing power parity, percentage change and contribution to growth in percentage points)

Sources:	International Monetary Fund, S&P Global, Refinitiv Datastream, Bloomberg, Eurostat and Ministère des Finances du Québec.	Sources:	International Monetary Fund, S&P Global, Refinitiv Datastream, Bloomberg, Eurostat and Ministère des Finances du Québec.

Budget 2023-2024
G.44	Budget Plan

☐	A rebound in China’s economic growth in 2023

Following three years of zero-COVID policy, China lifted the bulk of its health restrictions in December 2022. These restrictions had slowed economic growth significantly over the past year.

—	In 2020, the year COVID-19 intensified, economic activity grew by 2.2%, a nearly 50-year low.

—	Real GDP growth rebounded to 8.4% in 2021. Then, in 2022, real GDP growth moderated to only 3.0%.

In addition, the rapid lifting of health restrictions resulted in a sharp increase in the number of transmitted COVID-19 cases and limited economic activity at the end of 2022. However, this slowdown was temporary, as was the rise in COVID-19 cases, and economic activity has already accelerated, primarily in the service sector.

Economic growth is expected to rebound to 5.0% in 2023 and 2024, supported by improved mobility resulting from lifted health restrictions, better credit conditions, increased infrastructure spending and government measures to support the economy.

—	However, the acceleration in consumption will be gradual due to the still high unemployment rate and household debt levels, as well as the real estate crisis that erupted at the end of 2021 and intensified in 2022.

CHART G.40 Economic growth in China		CHART G.41 China’s containment index
(real GDP, percentage change)		(index, 0 indicating no restrictions and 100 indicating tight restrictions)

Sources:	Refinitiv Datastream and Ministère des Finances du Québec.	Note: Source:	This represents a forecast as of January 2023. S&P Global.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.45

■	Positive repercussions for the global economy in 2023

Given its relatively heavy weight in the global economy, the recovery of the Chinese economy will be crucial for global economic growth in 2023.

—	China is the biggest trading partner of the European Union and many Asian countries. These economies are expected to benefit strongly from rising Chinese demand.

—	In addition, Asian countries are also expected to benefit from the return of Chinese tourists.

—	Supply chain tensions are projected to continue easing gradually with the zero-COVID policy being lifted.

However, the rapid rebound of the Chinese economy could fuel inflationary pressures on a global scale.

—	In particular, the prices of several commodities could rise due to higher demand from China.

CHART G.42 China’s economic growth and weight in global GDP	CHART G.43 Weight of trade with China among trading partners
(real GDP, percentage change, weight in per cent)	(percentage of the country’s merchandise exports or imports, 2021)

Sources: International Monetary Fund, Refinitiv Datastream and Ministère des Finances du Québec.	Source: World Trade Organization.

Budget 2023-2024
G.46	Budget Plan

Demographic changes will have a significant economic impact, particularly in China

As is the case in many economies, China will see its potential economic growth slowed by various structural factors. It will suffer the effects of the decline in population, caused, in particular, by a low birth rate in recent decades.

–	China’s total population fell in 2022, a first in six decades. India will become the most populous country in 2023.

–	According to the United Nations (UN), the populations of 61 countries or regions are forecast to decline by at least 1% from 2022 to 2050 due to low birth rates or high emigration.

China will also have to face an aging population.

–	It will not be the only country to experience this phenomenon. According to the UN, the proportion of the global population aged 65 and over is expected to grow from 10% in 2022 to 16% in 2050. In China, this proportion is expected to increase from 14% to 30% over the same period.

–	Population aging will also erode the available labour pool. The decline in the labour force will affect China’s competitiveness in the global market by increasing the cost of labour and the cost of goods on a global scale.

In addition to its negative impact on economic growth, the shrinking and aging population will exert pressure on public finances.

Other factors will slow long-term economic growth, in particular lower returns on capital investments and the resulting decline in productivity.

Chinese population and its share of the global population	Population by age group in China
(population in millions of people, proportion in per cent)	(millions of people)

Sources: United Nations and Ministère des Finances du Québec.	Source: United Nations.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.47

4.	Developments in financial markets

☐	The outlook for interest rates continues to have a strong influence on markets

Following 2022, a year in which most asset classes experienced significant declines, international financial markets benefitted from some renewed optimism in early 2023.

—	This return in investor confidence is due, in particular, to expectations that inflation will continue to decline, which may allow central banks to pause their monetary tightening.

—	These expectations have contributed to an increase in stock markets, while bond yields have fluctuated in advanced economies.

—	Volatility remains high, however, as markets may quickly reassess their expectations regarding changes in interest rates based on economic statistics.

Moreover, after rallying throughout most of 2022, the U.S. dollar has generally trended downward in recent months.

Meanwhile, the prices of several commodities have been volatile since the beginning of 2023 due to global supply and demand uncertainties.

CHART G.44 North American stock markets		CHART G.45 Yield on 10-year federal bonds
(indexes, January 3, 2022 = 100)		(per cent)

Note:	Latest data as at February 28, 2023.	Note:	Latest data as at February 28, 2023.
Sources:	Bloomberg and Ministère des Finances du Québec.	Source:	Bloomberg.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.49

☐	Bank of Canada: A pause in rate hikes

In January, the Bank of Canada raised its policy rate by 25 basis points to 4.50% and then kept it unchanged in early March. It stood at 0.25% one year ago. The effects of this exceptional monetary tightening are starting to be felt, as inflation has eased in recent months.

At the time of its most recent hike in January, the Bank of Canada announced a pause in its monetary tightening. Therefore, if the economy develops in accordance with its January outlook, the Bank will maintain the policy rate at the current level while it assesses the impact of the cumulative interest rate increases.

—	In this context, the Ministère des Finances expects Canada’s policy rate to remain unchanged over the coming months and that the continued moderation of inflation may allow the Bank of Canada to begin easing its monetary policy toward the end of this year.

☐	Federal Reserve: The increase in interest rates is not over

In the United States, in February, the Federal Reserve decided to slow the pace of interest rate hikes with an increase of 25 basis points, bringing the policy rate within the range of 4.50%-4.75%.

The Federal Reserve acknowledged that progress had been made in the fight against inflation, which stood at 6.4% in January compared with the peak of 9.1% reached in June 2022. However, the institution reiterated that additional monetary tightening will be necessary to bring inflation back down to the 2% target.

—	As a result, the policy rate is forecast to increase further to reach a peak in the first half of 2023 and may start to decline toward the end of this year with the anticipated slowdown in inflation.

CHART G.46 Policy interest rate in Canada and the United States
(overnight rate target and federal funds target rate,(1) per cent)

(1)	The federal funds target rate is the midpoint of the target range.
Sources:	Statistics Canada, Bloomberg and Ministère des Finances du Québec.

Budget 2023-2024
G.50	Budget Plan

☐	High bond yield volatility

Bond yields increased sharply in 2022 due to the rapid tightening of monetary policies and may have reached a peak last fall in North America.

There has been significant variability in bond yields in recent months. They pulled back slightly from last fall’s levels, as the 10-year Canadian government bond yield averaged 3.2% in February, compared to 3.4% in October.

—	This decline in bond yields is mainly due to market expectations that inflation will continue to moderate. The decline is also attributable to concerns over the outlook for growth, with the North American economy expected to slow significantly in 2023.

Bond yields are expected to fluctuate near their current levels in the coming quarters. On the one hand, the monetary tightening cycle in North America is expected to end in 2023. On the other hand, the inflation normalization process could have some surprises in store, which will maintain a degree of uncertainty and volatility in bond markets.

☐	The Canadian dollar is expected to strengthen

In 2022, the Canadian dollar, like other currencies, was impacted by the strong, broad-based appreciation of the U.S. dollar. However, the U.S. dollar has generally trended downward since last fall.

—	The forthcoming end of monetary tightening in the United States is expected to prompt the U.S. dollar to continue its slide against the major currencies.

—	Furthermore, the improvement during the year in the growth outlook for the global and Canadian economies is expected to support the Canadian dollar, which is forecast to stand at close to 76 U.S. cents at the end of this year.

TABLE G.11 Canadian financial markets (average annual percentage rate, unless otherwise indicated, end-of-year data in brackets)
	2022	2023	2024
Overnight rate target	2.0 (4.3)	4.5 (4.3)	3.5 (3.0)
3-month Treasury bill	2.3 (4.3)	4.4 (4.2)	3.5 (2.9)
10-year bond	2.8 (3.3)	3.1 (3.0)	3.0 (3.0)
Canadian dollar (in U.S. cents)	76.6 (73.8)	75.0 (75.6)	76.8 (78.1)
U.S. dollar (in Canadian dollars)	1.31 (1.36)	1.33 (1.32)	1.30 (1.28)
Sources:	Statistics Canada, Bloomberg and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.51

☐	Energy markets subject to multiple risks

As in 2022, oil prices have been volatile since the start of 2023. The price of West Texas Intermediate (WTI) averaged US$77 per barrel in February, a decline of more than 30% from the peak reached in June 2022. Oil prices are expected to remain volatile in the coming months due to economic uncertainty and persistent geopolitical tensions.

Investor concerns surrounding the global economic slowdown and the effects of interest rate hikes continue to weigh on the outlook for global oil demand, which is limiting price increases.

—	However, expectations of an upturn in Chinese demand with the abandonment of the zero-COVID policy, together with the end of monetary tightening in several countries in 2023, is forecast to bolster prices in the coming quarters.

In terms of supply, the western embargo on crude oil and refined products from Russia, and the possible production adjustment by OPEC and its partners could disrupt the global oil market supply.

In addition, natural gas prices in North America and Europe have fallen by more than 60% since the end of 2022. This decline reflects weaker-than-expected demand due to particularly mild winter temperatures, the efforts made by certain countries to reduce their energy consumption and adequate inventory levels.

In short, energy prices are projected to average levels below those of last year, which will help drive down global inflation.

CHART G.47		CHART G.48 Change in natural gas prices
Change in oil prices (U.S. dollars per barrel)		(U.S. dollars per MMBtu in the United States and euros per MWh in Europe)

Sources:	Bloomberg and Ministère des Finances du Québec.	Note:	The U.S. price is for delivery to the Henry Hub in Louisiana and the European price is for delivery to the TTF virtual trading point in the Netherlands.
		Source:	Bloomberg.

Budget 2023-2024
G.52	Budget Plan

5.	Main risks that may influence the forecast scenario

The economic and financial forecasts in The Québec Budget Plan – March 2023 are based on a set of assumptions. Some of them are associated with risks that could affect the global economic and financial scenario and the anticipated developments in the Québec economy.

☐	A different evolution of inflation

Price pressures are expected to ease gradually. If inflation persists, it could lead central banks to tighten monetary policy further or maintain high interest rates longer than forecast. In this context, the economic slowdown could be more severe than expected.

—	Central banks will need to continue to be cautious. Not tightening monetary policy enough would further support price pressures and increase imbalances in the economies.

—	However, overtightening would exacerbate the difficulties in the sectors that are most sensitive to changes in interest rates and could lead to a severe contraction in real GDP.

A faster-than-expected slowdown in inflation could cause central banks to adopt less restrictive monetary policies or even start reducing their policy rates sooner than forecast. Such an outcome would result in stronger-than-expected economic growth.

☐	Stronger-than-forecast economic growth in the United States

In the United States, the current scenario is already based on weak growth in real GDP in 2023 and 2024. The increased geopolitical and trade uncertainty, alongside a slower-than-expected decline in inflation, could further dampen confidence, investment and household consumption.

—	A sharper or longer slowdown in U.S. economic activity could trigger a greater-than-expected slowdown in global growth given the weight of the United States in the global economy.

In contrast, the U.S. economy could prove to be more resilient. Furthermore, some statistics have been surprising since the beginning of 2023, leading some analysts to assign a higher probability to a soft-landing scenario.

—	Among other things, U.S. household expenditures could turn out to be higher than forecast, with early 2023 seeing a strong recovery in sales of goods and some services.

—	Stronger growth in consumption, which represents 68% of U.S. GDP, could further support economic growth and would have a beneficial effect on the Québec and Canadian economies.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.53

☐	A more pronounced adjustment than expected in the real estate sector in Québec and Canada

The real estate market boom that took place in Québec and Canada in 2020 and 2021 resulted in an overvaluation of housing prices.

—	The supply of available properties has proven to be insufficient to meet the surge in demand. This imbalance put upward pressure on prices, which reached record highs in early 2022.

—	However, high prices and rising interest rates have worsened affordability, reducing demand in the process.

A larger-than-expected correction in real estate prices could occur in reaction to an increase in mortgage rates or waning demand. This could spur a greater decline than forecast in residential investment and could curb economic growth more strongly.

Such a development could generate instability in financial markets and would negatively impact the financial position of households.

☐	Recruitment difficulties accentuated by the labour shortage

Like many developed economies, Québec is faced with an aging population, which is resulting in a shrinking pool of potential workers.

This demographic shift is putting pressure on the labour market. With the unemployment rate at a historic low and the high number of job vacancies, the labour shortage could rein in economic growth more than expected.

☐	Stronger- or weaker-than-expected global economic growth

An economic slowdown is expected in most regions of the world. However, the moderation in global economic activity may be more pronounced than expected.

—	In China, recovery could be curbed by difficulties in the real estate sector or even by production stoppages caused by waves of COVID-19 infection.

—	In Europe, uncertainty is fuelled by the sharp rise in inflation, the war in Ukraine as well as the energy crisis. Fears of a recession are lurking in some countries, including Germany, which is the main economic engine of the euro area, and the United Kingdom.

Furthermore, given the weight of China (19%) and Europe (20%) in global GDP, a rapid improvement in the Chinese economy or accelerated growth in Europe would also have significant upside implications for global economic activity.

Budget 2023-2024
G.54	Budget Plan

☐	An increase in geopolitical tensions

The global economy has to contend with the presence of geopolitical tensions, particularly the war in Ukraine.

—	Developments in energy prices and financial markets could be affected by increased geopolitical tensions. However, the magnitude of these effects remains difficult to quantify.

—	The economic and financial scenario is based on the premise that the current tensions will continue but without major spillover effects.

☐	A different evolution of energy prices

Oil prices are expected to continue to show high volatility in the coming months but are nevertheless expected to remain at lower levels than after Russia’s invasion of Ukraine in February 2022.

—	However, oil prices could differ from forecast levels due to various factors. These include the extent of the global economic slowdown, the strength of the recovery in China, the effects of the western embargo on Russian crude oil and refined product exports, the strategy adopted by OPEC or even increased geopolitical tensions.

—	A change in oil prices would have significant effects on importing economies such as Québec’s.

Furthermore, even though natural gas prices have fallen sharply in recent months, the energy crisis in Europe is far from over.

☐	The evolution of the pandemic on a global scale

Although the global epidemiological situation has greatly improved, the World Health Organization (WHO) remains on high alert because of the continuing health risks.

—	In particular, lifted health restrictions in China could lead to new waves of infection and disrupt supply chains once more.

The Québec Economy:
Recent Developments and Outlook for 2023 and 2024	G.55